Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Receives Proceeds from $361 Million

Investment in TCF by the U.S. Treasury

WAYZATA, MN, November 14, 2008 — TCF Financial Corporation (“TCF”) (NYSE: TCB) announced today it has received the proceeds from the $361 million investment in TCF by the U.S. Department of the Treasury.  This investment is being made by the U.S. Treasury Department as part of its Capital Purchase Program (“the Program”) under the Emergency Economic Stabilization Act of 2008.  According to the U.S. Treasury, the Program is intended to stabilize the financial system and stimulate the U.S. economy by investing in healthy banking institutions so that they can expand lending to consumers and businesses in the United States.

“TCF has always been well-capitalized with adequate liquidity to facilitate lending through our strong retail deposit franchise.  By participating in this program, we can expand lending beyond our previous growth plans,” said William A. Cooper, TCF Chairman and Chief Executive Officer.

The $361 million investment by the U.S. Treasury will be in exchange for 361,172 shares of senior perpetual preferred stock.  The preferred stock will pay cumulative dividends equal to five percent for the first five years and nine percent thereafter.  With the approval of the Federal Reserve, this investment can be redeemed in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years at par value plus accrued and unpaid dividends.  In addition, the U.S. Treasury will receive a warrant for the right to purchase 3.2 million shares of TCF common stock at $16.93.  The number of shares related to the warrant can be reduced in the event TCF completes one or more qualified equity offerings by the end of 2009 equal to or greater than the amount of proceeds received from the preferred stock.

TCF is a Wayzata, Minnesota-based national financial holding company with $16.5 billion in total assets and total common stock of 130,951,694 shares issued and outstanding as of September 30, 2008.  The company has 445 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona, providing retail and commercial banking services.  TCF also conducts leasing and equipment finance business in all 50 states.

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